Exhibit 99.1

Worksport CEO Steven Rossi Reflects on 2022 and Looks Forward to 2023, aiming for 2023 Profits

Richmond Hill, Ontario, Canada – January 10, 2023 – As Worksport’s CEO, let me begin by wishing everyone a Happy and Healthy 2023. There is much to accomplish in the year ahead.

Looking back at 2022, we made significant overall progress but faced challenges that caused setbacks in getting our recently acquired U.S. factory in upstate New York ready for production. Finding the best suitable solar supply partners took more time than initially expected due mainly to Worksport’s high standard of quality and rigorous testing. In addition, we experienced delays in procuring the factory’s required machinery, which unfortunately caused the current holdup in our production readiness. I am proud to announce that those challenges have been successfully resolved, and we are moving toward our goal of producing our Hard Folding Tonneau Covers and SOLIS (Solar) Tonneau Covers in our very own U.S. factory.

Q1 2022 Highlights

Despite a declining market, lasting much of the year and tightening financial conditions, Worksport started the year with nearly US$30 million in capital and big plans and goals that are now possible. The Worksport team began to fulfill its promise to investors: moving hard folding tonneau cover manufacturing to the U.S. and starting to produce the SOLIS solar light truck bed cover (previously known as Terravis).

Q2 2022 Highlights

The second quarter began with us agreeing to provide Hyundai America with working models of Worksport’s SOLIS (solar) tonneau covers and custom support stands in addition to attempting to produce the COR ESS system (portable battery with advanced hot swap technology) for Hyundai’s potential forthcoming electric pickup truck at no charge. It’s an exciting project that moved forward greatly during the rest of the year. It takes time to build the factory to produce electric pickups, regular truck beds and solar covers. We believe that the two companies working together and strengthening their mutual knowledge is a great way of growing closer and creating the conditions for potential future collaboration. We publicly announced this project in a press release on April 21, 2022.

In another development, Terravis Energy, a Worksport subsidiary that researches and develops hydrogen energy solutions, unveiled its Non-Parasitic Electric Vehicle (NPEV) System to fast charge EVs with hydrogen-based Green Energy. This product received funding from the Canadian government for R&D, allowing Terravis to continue an exciting path for a greener future. Some investors have expressed concerns about the potential for this product line to distract us from our primary mission. Still, as Worksport’s CEO, I can say this R&D endeavor enhances our focus, adding to our learning and helping to realize more efficient SOLIS solar truck bed cover production. In addition to outstanding teams like Hyundai, there are other incredible companies we are teaming up with that we cannot disclose yet. All these relationships are expected to lead to revenue growth.

In May, after many inspections, negotiations, extensive due diligence, and research, Worksport achieved something extraordinary: finalizing the purchase of its 222,000 sq. ft. factory in West Seneca, a Buffalo, NY suburb, where we plan on manufacturing our “Made in America” hard folding cover and its exciting enhancement, the SOLIS solar cover. The purchase cost was US$8.25 million, with a favorable $5.3 million loan agreement with Northeast Bank. An incredible feature that gets the Worksport team excited is the 17,229-square foot Automated Storage & Retrieval System, or AS/RS, that stands 90 feet tall and significantly reduces staffing needed to maintain inventories and pick orders.

This purchase was a key step in beginning American production, so the real work to build the factory and its automated systems could begin. Even New York Governor Kathy Hochul was excited about our move, and her office put out the following statement:

“Governor Hochul’s dedication to attracting small businesses, by supporting forward-thinking companies like Worksport Ltd. will continue to strengthen the economy and create high-quality jobs in Erie County and across the state,” said Empire State Development Acting Commissioner and President & CEO-designate Hope Knight. “As Worksport’s first U.S. production facility, this project will solidify the company’s investment within New York State, help foster innovation and green technology, and provide the potential for even more jobs in the future.”

At Q2’s end, we launched our first storefronts on Amazon, eBay, and Walmart Marketplace, opening direct-to-consumer sales. These outlets came online even before the NY factory was ready. We believe it takes time to improve the process, allowing us to gain more experience with the online storefronts and put the right people in place to manage the new sales volume.

Q3 2022 Highlights

In Q3, Worksport was granted C$1.15 million from MITACS (see press release), the Mathematics of Information Technology and Complex Systems, a non-profit Canadian national research organization, in partnership with the Canadian government, our alternate hydrogen energy project development.

In addition, there were some great moments to share when on July 29, we rang the symbolic Nasdaq closing bell in New York City to commemorate our uplisting in August 2021.

SOLIS and COR were presented to one additional international auto manufacturer in Q3, and as we move forward, Worksport will provide updates on our relationships where possible.

Q4 2022 Highlights

Q4 was devoted to taking delivery of, installing and testing equipment in the West Seneca, NY, manufacturing plant. In a series of video reports, I updated investors and gave them an inside look at our progress there. Linkedin & Worksport Youtube.

On December 16, I did an Interview on Bloomberg Radio’s highly rated “The Tape” with hosts Paul Sweeney and Kriti Gupta.

Here is a penetrating question that Sweeney asked:

Sweeney: “Who is your end-market customer, is it the individual, the auto OEM, the parts stores? Who is your customer?”

Rossi: “A great question. Our solar truck accessory is perfect for the OEM. At this point, we have a named partnership with Hyundai, and we have various other discussions happening with other OEMs on the North American side. The accessory can be installed on an electric pickup truck – and charge the truck – or on a gas or diesel truck and turn that truck into a microgrid at the job or campsite. With our battery system, our market broadens from being a humble supplier to the automotive markets, which is somewhat niche, to the global consumer market. Anybody, whether they drive or not, could use our power generator for a stormy day, or as I said, for the job site or campsite. That fits perfectly with the direct-to-consumer market, or with mass merchandisers like Home Depot, for example.”

Looking Ahead to 2023

Our main goal is straightforward and clear: complete our NY factory to start manufacturing as soon as possible to meet current demand. Finishing our factory will open the doors for meaningful revenue growth. For me personally, as Worksport’s CEO, it has been frustrating talking to clients who want to order significant quantities of our products — and even signing letters of intent — while we are preparing the factory. Yet they can tell we have invested in R&D of ‘made in the U.S.’ compared with our ‘made in China’ product offering. That’s a good sign, but we need to get these products off the line and into the hands of our partners and consumers.

We plan to continue investing in and developing our Intellectual Property. At the end of January, our team has an inspection planned for a key piece of manufacturing equipment, and if everything is approved, it can be shipped to our plant with an arrival expected in March. After its installation, training can start. It will take a few weeks, but then we should be able to begin our automated production processes finally. This will be a great celebration for the team and investors because Worksport will be capable of switching from building out our New York factory to producing U.S.-made hard covers and SOLIS solar covers. This will shift the focus to our next target, sales and revenue growth, and then — profitability and sustainable growth. And that is what matters to investors, for the company and future product innovations for our clients.

Building a business always comes with obstacles, but I am happy to confirm that we are still on track to deliver on our promise: to bring truck bed manufacturing to the U.S. in our very own New York State factory. We have encountered many challenges and delays but are proud to say that we have overcome each and are on track to open our US factory this year.”

Our two main goals for 2023 are:

1. Finish building our West Seneca, NY factory as soon as possible; and

2. Aim for profits and sustainable growth.

That’s Worksport’s year in review. We thank you for your support and patience. We believe there is a great year ahead. All the best to you and your family in the New Year.

Sincerely,

Steven Rossi

Chief Executive Officer